UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                                  FORM 4

[ ] Check this box if no longer                  OMB APROVAL
    subject to Section 16. Form 4 or             OMB NUMBER:  3235-0287
    Form 5 obligations may continue.             Expires: September 30, 1998
    See Instruction 1(b).                        Estimated average burden
                                                 hours per response........0.5

  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935
          or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1. Name and Address of Reporting Person*

    Roche Holdings, Inc.
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     (Last)                         (First)                      (Middle)

    1201 N. Orange Street, Suite 1050
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                                   (Street)

    Wilmington                     DE                               19801
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     (City)                         (State)                           (Zip)


2.   Issuer Name and Ticker or Trading Symbol

     Laboratory Corporation of America Holdings (LH)
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3.   I.R.S. or Social Security Number of Reporting Person (Voluntary)


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4.   Statement for Month/Year

     1/02
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5.   If Amendment, Date of Original (Month/Day/Year)


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6.   Relationship of Reporting Person(s) to Issuer   (Check all applicable)

       Director                                         X 10% Owner
    ---                                               ---

       Officer (give title below)                        Other (specify below)
    ---                                               ---

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7.   Individual or Joint/Group Filing (Check Applicable Line)

 X      Form filed by One Reporting Person
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        Form filed by More than One Reporting Person
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      Table I -- Non-Derivative Securities Acquired, Disposed of, or
                            Beneficially Owned

1.   Title of Security    2. Trans-  3. Trans-     4. Securities Acquired  5. Amount of Securities  6. Ownership      7. Nature of
     (Instr. 3)              action     action        (A) or Disposed of      Beneficially Owned       Form: Direct      Indirect
                             Date       Code          (D) (Instr. 3, 4        at End of Month          (D) or In-        Beneficial
                                        (Instr.8)     and 5)                  (Instr. 3 and 4)         direct (I)        Ownership
                             (Month/                                                                   (Instr. 4)        (Instr. 4)
                             Day/                         (A) or
                             Year)    Code    V    Amount   (D)    Price
------------------------- ---------   ----   ---   -------  --- ---------  --------------------     --------------    -------------




Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                          (Over)
                                                                 SEC 1474 (7-96)


Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of                   2. Conversion or   3. Transaction Date   4. Transaction  5. Number of      6. Date Exercisable and
    Derivative                    Exercise Price     (Month/Day/Year)      Code            Derivative        Expiration Date
    Security                      of Derivative                            (Instr. 8)      Securities        (Month/Day/Year)
    (Instr. 3)                    Security                                                 Acquired (A)
                                                                                           or Disposed of
                                                                                           (D) (Instr. 3,
                                                                                           4 and 5)
                                                                                                               Date       Expiration
                                                                          Code  V          (A)   (D)        Exercisable      Date
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
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Call Options (obligation to sell)   $75          12/18/01                S                       50000       6/21/02       6/21/02
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Call Options (obligation to sell)   $75          12/19/01                S                       51800       6/21/02       6/21/02
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Call Options (obligation to sell)   $75          12/21/01                S                      148200       6/21/02       6/21/02
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Call Options (obligation to sell)   $75          12/21/01                S                      250000       6/21/02       6/21/02
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Call Options (obligation to sell)   $75          12/27/01                S                      250000       6/21/02       6/21/02
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Call Options (obligation to sell)   $75          1/14/02                 S                       10500       9/20/02       9/20/02
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Call Options (obligation to sell)   $75          1/15/02                 S                      145000       9/20/02       9/20/02
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Call Options (obligation to sell)   $75          1/16/02                 S                      250000       9/20/02       9/20/02
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Call Options (obligation to sell)   $75          1/16/02                 S                      203000       9/20/02       9/20/02
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Call Options (obligation to sell)   $75          1/17/02                 S                       47000       9/20/02       9/20/02
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Call Options (obligation to sell)   $75          2/11/02                 S                      161250       9/20/02       9/20/02
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Call Options (obligation to sell)   $75          2/12/02                 S                       93824       9/20/02       9/20/02
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Call Options (obligation to sell)   $80          11/20/01                S                      500000      11/15/02      11/15/02
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Call Options (obligation to sell)   $80          11/21/01                S                       50000      11/15/02      11/15/02
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Call Options (obligation to sell)   $80          11/23/01                S                      200000      11/15/02      11/15/02
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Call Options (obligation to sell)   $80          11/26/01                S                       65000      11/15/02      11/15/02
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Call Options (obligation to sell)   $80          12/05/01                S                       44000      11/15/02      11/15/02
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Call Options (obligation to sell)   $80          12/13/01                S                       28500      11/15/02      11/15/02
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Call Options (obligation to sell)   $80          12/14/01                S                       66300      11/15/02      11/15/02
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Call Options (obligation to sell)   $80          12/17/01                S                       46200      11/15/02      11/15/02
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Call Options (obligation to sell)   $80          2/11/02                 S                      250000      11/15/02      11/15/02
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


1.  Title of                   7. Title and Amount of            8. Price of      9. Number of     10. Ownership    11. Nature of
    Derivative                    Underlying Securities             Derivative       Derivative        Form of          Indirect
    Security                      (Instr. 3 and 4)                  Security         Securities        Derivative       Beneficial
    (Instr. 3)                                                      (Instr. 5)       Beneficially      Security:        Ownership
                                                        Amount                       Owned at End      Direct (D)       (Instr. 4)
                                                        or                           of Month          or Indirect
                                                        Number                       (Instr. 4)        (I)
                                                        of                                             (Instr. 4)
                                   Title                Shares
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
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Call Options (obligation to sell)  Common Stock        50000         $10.06             0               D
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Call Options (obligation to sell)  Common Stock        51800         $10.06             0               D
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Call Options (obligation to sell)  Common Stock       148200         $10.04             0               D
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Call Options (obligation to sell)  Common Stock       250000         $10.03             0               D
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Call Options (obligation to sell)  Common Stock       250000         $10.40             0               D
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Call Options (obligation to sell)  Common Stock        10500         $10.23             0               D
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Call Options (obligation to sell)  Common Stock       145000         $10.09             0               D
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Call Options (obligation to sell)  Common Stock       250000         $10.54             0               D
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Call Options (obligation to sell)  Common Stock       203000         $10.08             0               D
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Call Options (obligation to sell)  Common Stock        47000         $10.00             0               D
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Call Options (obligation to sell)  Common Stock       161250         $14.48             0               D
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Call Options (obligation to sell)  Common Stock        93824         $13.27             0               D
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Call Options (obligation to sell)  Common Stock       500000         $12.93             0               D
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Call Options (obligation to sell)  Common Stock        50000         $13.44             0               D
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Call Options (obligation to sell)  Common Stock       200000         $13.10             0               D
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Call Options (obligation to sell)  Common Stock        65000         $13.00             0               D
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Call Options (obligation to sell)  Common Stock        44000         $11.00             0               D
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Call Options (obligation to sell)  Common Stock        28500         $10.65             0               D
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Call Options (obligation to sell)  Common Stock        66300         $10.62             0               D
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Call Options (obligation to sell)  Common Stock        46200         $10.59             0               D
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Call Options (obligation to sell)  Common Stock       250000         $12.92             0               D
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Explanation of Responses:




**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations.                                                     /s/ Marcel F. Kohler
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)                               -------------------------------         ----------
                                                                         **Signature of Reporting Person
                                                                           By:  Marcel f. Kholer
                                                                  authorized signatory for Roche Holdings, Inc.

                                                                                                                          Page 2
                                                                                                                     SEC 1474 (7-96)